UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 7, 2018

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company __

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. __

Item 2.02	Results of Operations and Financial Condition

On February 12, 2018 Otter Tail Corporation (the “Company”) issued a press release announcing 2017 earnings and 2018 earnings guidance, a copy of which is furnished herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in a Form 8-K filed by Otter Tail Corporation on November 16, 2017 (the “November 8-K”), on November 14, 2017, Otter Tail Power Company (“OTP”), a wholly owned subsidiary of Otter Tail Corporation (“OTC”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the purchasers named therein, pursuant to which OTP agreed to issue to the purchasers, in a private placement transaction, $100 million aggregate principal amount of OTP’s 4.07% Series 2018A Senior Unsecured Notes due February 7, 2048 (the “Notes”). OTP issued the Notes on February 7, 2018 and used the proceeds of the Notes to repay existing indebtedness under OTP’s revolving credit facility.

As reported in the November 8-K, the Note Purchase Agreement states that OTP may prepay all or any part of the Notes (in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment) at 100% of the principal amount so prepaid, together with unpaid accrued interest and a make-whole amount; provided that if no default or event of default exists under the Note Purchase Agreement, any prepayment made by OTP of all of the Notes then outstanding on or after August 7, 2047 will be made without any make-whole amount. The Note Purchase Agreement also requires OTP to offer to prepay all outstanding Notes at 100% of the principal amount together with unpaid accrued interest in the event of a Change of Control (as defined in the Note Purchase Agreement) of OTP.

As reported in the November 8-K, the Note Purchase Agreement contains a number of restrictions on the business of OTP that became effective upon execution of the Note Purchase Agreement. These include restrictions on OTP’s abilities to merge, sell assets, create or incur liens on assets, guarantee the obligations of any other party, and engage in transactions with related parties. The Note Purchase Agreement also contains other negative covenants and events of default, as well as certain financial covenants. Specifically, OTP may not permit its Interest-bearing Debt (as defined in the Note Purchase Agreement) to exceed 60% of Total Capitalization (as defined in the Note Purchase Agreement), determined as of the end of each fiscal quarter. OTP is also restricted from allowing its Priority Indebtedness (as defined in the Note Purchase Agreement) to exceed 20% of Total Capitalization, determined as of the end of each fiscal quarter. The Note Purchase Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in OTP’s credit ratings. The Note Purchase Agreement includes a “most favored lender” provision generally requiring that in the event OTP’s existing credit agreement or any renewal, extension or replacement thereof, at any time contains any financial covenant or other provision providing for limitations on interest expense and such a covenant is not contained in the Note Purchase Agreement under substantially similar terms or would be more beneficial to the holders of the Notes than any analogous provision contained in the Note Purchase Agreement (an “Additional Covenant”), then unless waived by the Required Holders (as defined in the Note Purchase Agreement), the Additional Covenant will be deemed to be incorporated into the Note Purchase Agreement. The Note Purchase Agreement also provides for the amendment, modification or deletion of an Additional Covenant if such Additional Covenant is amended or modified under or deleted from the credit agreement, provided that no default or event of default has occurred and is continuing.

The foregoing summary of the material terms of the Note Purchase Agreement is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which was filed as Exhibit 4.1 to the November 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued February 12, 2018.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: February 13, 2018

	By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

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